Exhibit 23.7

Consent of Financial Advisor

We have issued our opinions, dated January 23, 2007 and July 12, 2007, regarding the fairness of the Merger Transaction and the Asset Sale, respectively, each as defined in Registration Statement on Form S-4 of M-Wave, Inc. and Subsidiaries. We hereby consent to the incorporation by reference of our opinions in such Form S-4.

/s/ B. Riley and Co. Inc.

Los Angeles, California

September 21, 2007